EXHIBIT 99.1

Nanophase Welcomes W. Ed Tyler to Its Board of Directors

ROMEOVILLE, Ill., Jan. 13, 2011 (GLOBE NEWSWIRE) -- Nanophase Technologies Corporation (Nasdaq:NANX), a technology leader in nanomaterials and advanced nanoengineered products, is pleased to announce the appointment of Mr. W. Ed Tyler to its Board of Directors. Mr. Tyler's appointment as an independent director is effective as of January 12, 2011.

Mr. Tyler is Chairman of the Board of First Industrial Realty Trust, where he has served as a director since 2000. He has also served in recent leadership positions at Ideapoint Ventures, an early stage venture fund that focuses on nanotechnologies, and Industrial Nanotech, Inc., an entity which develops and sells nanomaterial solutions.

"We are delighted to welcome Ed to our Board," said Mr. Jess Jankowski, President and CEO of Nanophase. "We made a strong board stronger! Ed's experience working with companies to leverage technological assets toward commercial growth is ideal for this stage of Nanophase's development. I look forward to working closely with Ed."

Prior to this recent experience, Mr. Tyler served as President and CEO of Moore Corporation Limited, a provider of data capture, information design, marketing services, digital communications and print solutions. During his tenure at Moore, he led a worldwide repositioning and restructuring of the company. Earlier, Mr. Tyler worked for 24 years with R. R. Donnelley & Sons Company in Chicago, beginning his career as an electronics engineer and ultimately serving as Executive Vice President, Sector President, and Chief Technology Officer. He also was responsible for 77 Capital, an early stage venture capital subsidiary of Donnelley, where he was directly responsible for investment decisions and worked closely with the portfolio companies while participating on many of their boards.

Mr. Tyler is a former Chairman of the American Red Cross (Mid-America Chapter) and Campaign Chairman of the United Way of Lake County, and serves as a director for several small, private companies. He is a member of the Board of Directors of Lake Forest Graduate School of Management, where he is also an adjunct faculty member.

About Nanophase Technologies

Nanophase Technologies Corporation (NANX) is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media.  Additional information can be found on the Nanophase website, www.nanophase.com.

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